Exhibit 5.1

August 27, 2014

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, Washington 98101

Re:	Nordstrom, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nordstrom, Inc., a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to (i) debt securities (“Debt Securities”) and (ii) shares of common stock of the Company, no par value per share (“Common Stock” and, together with the Debt Securities, the “Securities”). An indeterminate amount of the Securities may be offered at indeterminate prices from time to time by the Company as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 415 under the Act.

We understand that the Debt Securities will be issued under an Indenture, dated as of December 3, 2007 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto (including the form of the Indenture) and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with the authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. With respect to an offering of Debt Securities of any series covered by the Registration Statement assuming the (i) taking of all necessary corporate action to authorize and approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such board or duly authorized officers of the Company; and (ii) due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of the Indenture, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

www.lanepowell.com	A PROFESSIONAL CORPORATION	LAW OFFICES

T . 206.223.7000 F . 206.223.7107	1420 FIFTH AVENUE, SUITE 4200 P.O. Box 91302 SEATTLE, WA 98111-9402	ANCHORAGE, AK PORTLAND, OR . SEATTLE, WA LONDON, ENGLAND

2. With respect to an offering of shares of Common Stock covered by the Registration Statement when: (i) the necessary corporate action on the part of the Company has been taken in accordance with the provisions of the Washington State Business Corporation Act (the “WBCA”) to authorize the issuance and sale of such shares; and (ii) such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor, such shares of Common Stock will be validly issued, fully-paid and nonassessable.

With respect to the foregoing opinions, we have assumed that: (1) at the time of the execution, authentication, issuance and delivery of the Debt Securities, the Indenture will have been duly authorized, executed and delivered by the Company and the Trustee, will be in full force and effect and will not have been terminated or rescinded by the Company or the Trustee; and (2) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

In addition to the assumptions, comments, qualifications and limitations set forth above, the opinions set forth herein are further limited by, subject to and based on the following assumptions, comments, qualifications and exceptions:

(a) Our opinions expressed herein reflect only (i) with respect to the opinion expressed in paragraph 1, the application of the applicable laws of the States of New York and Washington (excluding the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such States, as to which we express no opinion), (ii) with respect to the opinion expressed in paragraph 2, the application of the applicable laws of the State of Washington (excluding the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion); and (iii) with respect to the opinions expressed in both paragraphs 1 and 2, the federal laws of the United States of America (excluding the federal securities, environmental, employee benefit, pension, antitrust and tax laws, as to which we express no opinion).

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollar at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of the contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable part is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees.

(d) We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Indenture or any other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

(e) We express no opinion as to the enforceability of any provision in the Indenture or any other agreement purporting or attempting to (i) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (ii) confer subject matter jurisdiction upon a court not having independent grounds therefor, (iii) modify or waive the requirements for effective service of process for any action that may be brought, (iv) waive the right of the Company or any other person to a trial by jury, (v) provide that remedies are cumulative or that decisions by a party are conclusive, (vi) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (vii) govern choice of law or conflict of laws, or (viii) provide for or grant a power of attorney.

(f) You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable Prospectus Supplement) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Lane Powell PC

Lane Powell PC

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